Exhibit 16

August 23, 2004

Securities and Exchange Commission

Mail Stop 11-3

450 5th Street, N.W.

Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4.01 of IMPAC Medical System, Inc.’s Form 8-K dated August 16, 2004, and have the following comments:

1. We agree with the statements made in the first through third paragraphs; fourth paragraph (except for the third sentence); and the sixth paragraph.

2. We have no basis on which to agree or disagree with the statements made in the third sentence of the fourth paragraph; fifth paragraph; and the seventh paragraph.

Yours truly,

/s/ Deloitte & Touche LLP